Exhibit 99.1

TRI POINTE GROUP, INC. REPORTS 2018 SECOND QUARTER RESULTS

-Home Sales Revenue up 35% on a 13% Increase in Deliveries and a 19% Increase in Average Sales Price-
-Backlog Dollar Value up 13% on an 8% Increase in Backlog Units-
-Homebuilding Gross Margin Percentage Increased 130 Basis Points to 21.4%-
-Diluted Earnings Per Share of $0.42, up from $0.21 in the Prior Year-
Irvine, California, July 27, 2018 /Business Wire/ – TRI Pointe Group, Inc. (the "Company") (NYSE: TPH) today announced results for the second quarter ended June 30, 2018.
Results and Operational Data for Second Quarter 2018 and Comparisons to Second Quarter 2017

•	Net income available to common stockholders was $63.7 million, or $0.42 per diluted share, compared to $32.7 million, or $0.21 per diluted share

•	New home orders of 1,343 compared to 1,445, a decrease of 7%

•	Active selling communities averaged 130.8 compared to 126.8, an increase of 3%

◦	New home orders per average selling community were 10.3 orders (3.4 monthly) compared to 11.4 orders (3.8 monthly)

◦	Cancellation rate increased to 16% compared to 15%

•	Backlog units at quarter end of 2,271 homes compared to 2,108, an increase of 8%

◦	Dollar value of backlog at quarter end of $1.5 billion compared to $1.3 billion, an increase of 13%

◦	Average sales price of homes in backlog at quarter end of $668,000 compared to $635,000, an increase of 5%

•	Home sales revenue of $768.8 million compared to $568.8 million, an increase of 35%

◦	New home deliveries of 1,215 homes compared to 1,071 homes, an increase of 13%

◦	Average sales price of homes delivered of $633,000 compared to $531,000, an increase of 19%

•	Homebuilding gross margin percentage of 21.4% compared to 20.1%, an increase of 130 basis points

◦	Excluding interest and impairments and lot option abandonments, adjusted homebuilding gross margin percentage was 24.0%*

•	SG&A expense as a percentage of homes sales revenue of 10.7% compared to 11.6%, a decrease of 90 basis points

•	Ratios of debt-to-capital and net debt-to-net capital of 41.7% and 37.4%*, respectively, as of June 30, 2018

•	Ended second quarter of 2018 with total liquidity of $826.7 million, including cash of $239.9 million and $586.8 million of availability under the Company's unsecured revolving credit facility

*    See "Reconciliation of Non-GAAP Financial Measures"
“We are very pleased with our results this quarter as we met or exceeded our guidance for deliveries, ASPs, homebuilding gross margin and SG&A leverage,” said TRI Pointe Group CEO Doug Bauer. “We generated pretax income of nearly $85 million in the quarter, representing a 63% increase over the second quarter of last year. This year-over-year increase in profits was a function of both higher revenues and better gross margins, a strong indication that our business remains on solid footing. We continue to see positive fundamentals in the overall housing market, characterized by low inventory levels, improving wage gains, employment growth and consumer demand from millennials to baby boomers. These macro fundamentals, coupled with our strong balance sheet, consistent execution and strategic focus on design and innovation have TRI Pointe Group well positioned as we head into the second half of the year.”

Second Quarter 2018 Operating Results
Net income available to common stockholders was $63.7 million, or $0.42 per diluted share, for the second quarter of 2018, compared to net income available to common stockholders of $32.7 million, or $0.21 per diluted share, for the second quarter of 2017.
Home sales revenue increased $200.0 million, or 35%, to $768.8 million for the second quarter of 2018, as compared to $568.8 million for the second quarter of 2017.  The increase was primarily attributable to a 19% increase in the average sales price of homes delivered to $633,000, compared to $531,000 in the second quarter of 2017, and a 13% increase in new home deliveries to 1,215, compared to 1,071 in the second quarter of 2017.
New home orders decreased 7% to 1,343 homes for the second quarter of 2018, as compared to 1,445 homes for the same period in 2017.  Average selling communities increased 3% to 130.8 for the second quarter of 2018 compared to 126.8 for the second quarter of 2017. The Company’s overall absorption rate per average selling community decreased 10% for the second quarter of 2018 to 10.3 orders (3.4 monthly) compared to 11.4 orders (3.8 monthly) during the second quarter of 2017.
The Company ended the quarter with 2,271 homes in backlog, representing approximately $1.5 billion. The average sales price of homes in backlog as of June 30, 2018 increased $33,000, or 5%, to $668,000, compared to $635,000 as of June 30, 2017.
Homebuilding gross margin percentage for the second quarter of 2018 increased to 21.4%, compared to 20.1% for the second quarter of 2017.  Excluding interest and impairments and lot option abandonments in cost of home sales, adjusted homebuilding gross margin percentage was 24.0%* for the second quarter of 2018, compared to 22.5%* for the second quarter of 2017.  Gross margin percentage increased at each of our homebuilding segments for the quarter as compared to the prior-year period. In addition, the percentage of deliveries from California, which generally produce gross margins above the company average, increased compared to the same period in the prior year.
Selling, general and administrative ("SG&A") expense for the second quarter of 2018 decreased to 10.7% of home sales revenue as compared to 11.6% for the second quarter of 2017, primarily due to increased leverage as a result of a 35% increase in home sales revenue.
“While we pride ourselves on consistent execution every quarter, our attention remains squarely focused on positioning our company for longer-term success,” said TRI Pointe Group Chief Operating Officer Tom Mitchell. “For TRI Pointe, that meant continuing to build out the longer-dated assets we acquired in the WRECO transaction rather than booking short term land-sale profits. Now over four years removed from this transaction, these assets continue to contribute significantly to our bottom line and provide us with a healthy runway of lots. Today, we are taking the same long-term approach with each of our brands with an eye toward increasing our local market scale and creating a more diversified company.”
* See “Reconciliation of Non-GAAP Financial Measures”
Outlook
For the third quarter of 2018, the Company expects to open 15 new communities, and close out of 17, resulting in 128 active selling communities as of September 30, 2018.  In addition, the Company anticipates delivering 50% to 55% of its 2,271 units in backlog as of June 30, 2018 at an average sales price of $630,000.  The Company anticipates its homebuilding gross margin percentage will be in a range of 21.0% to 21.5% for the third quarter. Finally, the Company expects its SG&A expense as a percentage of home sales revenue to be in the range of 10.8% to 11.2% for the third quarter.
For the full year 2018, the Company is reiterating its guidance of growing average selling communities by 5% compared to 2017 and delivering between 5,100 and 5,400 homes. The Company is increasing its expected average sales price for the full year to $625,000 from $610,000. The Company continues to expect its homebuilding gross margin percentage for the full year 2018 to be in the range of 21.0% to 21.5%, SG&A expense as a percentage of home sales revenue to be in the range of 9.9% to 10.3% and its effective tax rate to be in the range of 25% to 26%.
Earnings Conference Call
The Company will host a conference call via live webcast for investors and other interested parties beginning at 10:00 a.m. Eastern Time on Friday, July 27, 2018.  The call will be hosted by Doug Bauer, Chief Executive Officer, Tom Mitchell, President and Chief Operating Officer and Mike Grubbs, Chief Financial Officer.
Interested parties can listen to the call live and view the related presentation slides on the internet through the Investor Relations section of the Company’s website at www.TRIPointeGroup.com. Listeners should go to the website at least fifteen minutes prior to the call to download and install any necessary audio software.  The call can also be accessed by dialing 1-877-407-3982 for domestic participants or 1-201-493-6780 for international participants. Participants should ask for the TRI Pointe Group Second Quarter 2018 Earnings Conference Call. Those dialing in should do so at least ten minutes prior to the start. The replay of the call will be available for two weeks following the call.  To access the replay, the domestic dial-in number is 1-844-512-2921, the international dial-in number is 1-412-317-6671, and the reference code is #13681373.  An archive of the webcast will be available on the Company’s website for a limited time.
About TRI Pointe Group, Inc.
Headquartered in Irvine, California, TRI Pointe Group, Inc. (NYSE: TPH) is among the largest public homebuilders in the United States. The company designs, constructs and sells premium single-family homes through its portfolio of six quality brands across eight states, including MaracayTM in Arizona; Pardee Homes® in California and Nevada; Quadrant Homes® in Washington; Trendmaker® Homes in Texas; TRI Pointe Homes® in California and Colorado; and Winchester® Homes in Maryland and Virginia. Additional information is available at www.TRIPointeGroup.com. Winchester is a registered trademark and is used with permission.

Forward-Looking Statements
Various statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements.  These forward-looking statements may include, but are not limited to, statements regarding our strategy, projections and estimates concerning the timing and success of specific projects and our future production, land and lot sales, operational and financial results, including our estimates for growth, financial condition, sales prices, prospects, and capital spending.  Forward-looking statements that are included in this press release are generally accompanied by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “future,” “goal,” “guidance,” “intend,” “likely,” “may,” “might,” “outlook,” “plan,” “potential,” “predict,” “project,” “should,” “strategy,” “target,” “will,” “would,” or other words that convey future events or outcomes.  The forward-looking statements in this press release speak only as of the date of this press release, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly.  These forward-looking statements are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control.  The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements: the effect of general economic conditions, including employment rates, housing starts, interest rate levels, availability of financing for home mortgages and strength of the U.S. dollar; market demand for our products, which is related to the strength of the various U.S. business segments and U.S. and international economic conditions; levels of competition; the successful execution of our internal performance plans, including any restructuring and cost reduction initiatives; global economic conditions; raw material prices; oil and other energy prices; the effect of weather, including the re-occurrence of drought conditions in California; the risk of loss from earthquakes, volcanoes, fires, floods, droughts, windstorms, hurricanes, pest infestations and other natural disasters, and the risk of delays, reduced consumer demand, and shortages and price increases in labor or materials associated with such natural disasters; transportation costs; federal and state tax policies; the effect of land use, environment and other governmental regulations; legal proceedings or disputes and the adequacy of reserves; risks relating to any unforeseen changes to or effects on liabilities, future capital expenditures, revenues, expenses, earnings, synergies, indebtedness, financial condition, losses and future prospects; changes in accounting principles; risks related to unauthorized access to our computer systems, theft of our customers’ confidential information or other forms of cyber-attack; and additional factors discussed under the sections captioned “Risk Factors” included in our annual and quarterly reports filed with the Securities and Exchange Commission.  The foregoing list is not exhaustive.  New risk factors may emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risk factors on our business.
Investor Relations Contact:
Chris Martin, TRI Pointe Group
Drew Mackintosh, Mackintosh Investor Relations
InvestorRelations@TRIPointeGroup.com, 949-478-8696
Media Contact:
Carol Ruiz, cruiz@newgroundco.com, 310-437-0045

KEY OPERATIONS AND FINANCIAL DATA
(dollars in thousands)
(unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017	Change	2018	2017	Change
Operating Data:
Home sales revenue	$768,795	$568,816	$199,979	$1,351,367	$960,820	$390,547
Homebuilding gross margin	$164,699	$114,575	$50,124	$296,769	$188,175	$108,594
Homebuilding gross margin %	21.4%	20.1%	1.3%	22.0%	19.6%	2.4%
Adjusted homebuilding gross margin %*	24.0%	22.5%	1.5%	24.5%	22.0%	2.5%
SG&A expense	$82,227	$66,018	$16,209	$157,324	$127,367	$29,957
SG&A expense as a % of home sales revenue	10.7%	11.6%	(0.9)%	11.6%	13.3%	(1.7)%
Net income available to common stockholders	$63,680	$32,714	$30,966	$106,560	$40,907	$65,653
Adjusted EBITDA*	$115,901	$70,522	$45,379	$196,888	$98,202	$98,686
Interest incurred	$21,627	$19,931	$1,696	$43,147	$38,804	$4,343
Interest in cost of home sales	$19,569	$13,145	$6,424	$33,798	$22,825	$10,973

Other Data:
Net new home orders	1,343	1,445	(102)	2,839	2,744	95
New homes delivered	1,215	1,071	144	2,139	1,829	310
Average sales price of homes delivered	$633	$531	$102	$632	$525	$107
Cancellation rate	16%	15%	1%	15%	15%	0%
Average selling communities	130.8	126.8	4.0	130.1	126.6	3.5
Selling communities at end of period	130	131	(1)
Backlog (estimated dollar value)	$1,518,096	$1,339,217	$178,879
Backlog (homes)	2,271	2,108	163
Average sales price in backlog	$668	$635	$33

	June 30,	December 31,
	2018	2017	Change
Balance Sheet Data:
Cash and cash equivalents	$239,906	$282,914	$(43,008)
Real estate inventories	$3,247,786	$3,105,553	$142,233
Lots owned or controlled	28,829	27,312	1,517
Homes under construction (1)	2,925	1,941	984
Homes completed, unsold	172	269	(97)
Debt	$1,453,366	$1,471,302	$(17,936)
Stockholders' equity	$2,031,702	$1,929,722	$101,980
Book capitalization	$3,485,068	$3,401,024	$84,044
Ratio of debt-to-capital	41.7%	43.3%	(1.6)%
Ratio of net debt-to-net capital*	37.4%	38.1%	(0.7)%
__________

(1)	Homes under construction included 88 and 60 models at June 30, 2018 and December 31, 2017, respectively.

*	See “Reconciliation of Non-GAAP Financial Measures”

CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	June 30,	December 31,
	2018	2017
Assets	(unaudited)
Cash and cash equivalents	$239,906	$282,914
Receivables	59,611	125,600
Real estate inventories	3,247,786	3,105,553
Investments in unconsolidated entities	4,169	5,870
Goodwill and other intangible assets, net	160,694	160,961
Deferred tax assets, net	66,414	76,413
Other assets	94,105	48,070
Total assets	$3,872,685	$3,805,381

Liabilities
Accounts payable	$88,936	$72,870
Accrued expenses and other liabilities	298,077	330,882
Senior notes	1,453,366	1,471,302
Total liabilities	1,840,379	1,875,054

Commitments and contingencies

Equity
Stockholders' Equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized; no shares issued and outstanding as of June 30, 2018 and December 31, 2017, respectively	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized; 152,027,014 and 151,162,999 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	1,520	1,512
Additional paid-in capital	796,746	793,980
Retained earnings	1,233,436	1,134,230
Total stockholders' equity	2,031,702	1,929,722
Noncontrolling interests	604	605
Total equity	2,032,306	1,930,327
Total liabilities and equity	$3,872,685	$3,805,381

CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Homebuilding:
Home sales revenue	$768,795	$568,816	$1,351,367	$960,820
Land and lot sales revenue	1,518	865	1,741	1,443
Other operations revenue	599	600	1,197	1,168
Total revenues	770,912	570,281	1,354,305	963,431
Cost of home sales	604,096	454,241	1,054,598	772,645
Cost of land and lot sales	1,426	644	1,929	1,298
Other operations expense	589	591	1,191	1,151
Sales and marketing	45,744	32,330	84,027	59,030
General and administrative	36,483	33,688	73,297	68,337
Homebuilding income from operations	82,574	48,787	139,263	60,970
Equity in income (loss) of unconsolidated entities	69	1,508	(399)	1,646
Other (expense) income, net	(73)	44	98	121
Homebuilding income before income taxes	82,570	50,339	138,962	62,737
Financial Services:
Revenues	391	345	674	586
Expenses	129	77	266	151
Equity in income of unconsolidated entities	1,984	1,294	2,986	1,560
Financial services income before income taxes	2,246	1,562	3,394	1,995
Income before income taxes	84,816	51,901	142,356	64,732
Provision for income taxes	(21,136)	(19,098)	(35,796)	(23,712)
Net income	63,680	32,803	106,560	41,020
Net income attributable to noncontrolling interests	—	(89)	—	(113)
Net income available to common stockholders	$63,680	$32,714	$106,560	$40,907
Earnings per share
Basic	$0.42	$0.21	$0.70	$0.26
Diluted	$0.42	$0.21	$0.70	$0.26
Weighted average shares outstanding
Basic	151,983,886	155,603,699	151,725,651	157,335,296
Diluted	153,355,965	156,140,543	153,067,342	157,924,561

MARKET DATA BY REPORTING SEGMENT & STATE
(dollars in thousands)
(unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2018		2017		2018		2017
	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price
New Homes Delivered:
Maracay	121	$471	164	$462	246	$469	283	$448
Pardee Homes	377	645	372	485	651	651	568	465
Quadrant Homes	85	762	64	620	168	751	127	626
Trendmaker Homes	155	492	133	487	239	491	239	488
TRI Pointe Homes	347	737	243	635	616	724	451	632
Winchester Homes	130	553	95	569	219	560	161	550
Total	1,215	$633	1,071	$531	2,139	$632	1,829	$525

	Three Months Ended June 30,				Six Months Ended June 30,
	2018		2017		2018		2017
	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price
New Homes Delivered:
California	516	$746	438	$580	916	$741	737	$576
Colorado	59	605	37	617	119	593	67	593
Maryland	100	540	69	526	166	542	115	515
Virginia	30	596	26	681	53	617	46	638
Arizona	121	471	164	462	246	469	283	448
Nevada	149	526	140	412	232	518	215	395
Texas	155	492	133	487	239	491	239	488
Washington	85	762	64	620	168	751	127	626
Total	1,215	$633	1,071	$531	2,139	$632	1,829	$525

MARKET DATA BY REPORTING SEGMENT & STATE, continued
(unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2018		2017		2018		2017
	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities
Net New Home Orders:
Maracay	132	14.2	162	16.0	285	13.6	346	16.1
Pardee Homes	464	33.5	483	28.8	937	33.1	861	28.6
Quadrant Homes	54	6.3	107	6.8	162	6.6	227	7.3
Trendmaker Homes	161	29.0	129	31.7	316	29.3	280	31.9
TRI Pointe Homes	408	33.8	413	31.5	867	33.6	766	30.7
Winchester Homes	124	14.0	151	12.0	272	13.9	264	12.0
Total	1,343	130.8	1,445	126.8	2,839	130.1	2,744	126.6

	Three Months Ended June 30,				Six Months Ended June 30,
	2018		2017		2018		2017
	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities
Net New Home Orders:
California	607	45.3	689	42.5	1,235	44.8	1,253	42.3
Colorado	77	6.8	51	6.5	179	6.9	104	5.9
Maryland	85	9.0	117	9.0	185	9.3	184	8.6
Virginia	39	5.0	34	3.0	87	4.5	80	3.4
Arizona	132	14.2	162	16.0	285	13.7	346	16.1
Nevada	188	15.2	156	11.3	390	15.0	270	11.1
Texas	161	29.0	129	31.7	316	29.3	280	31.9
Washington	54	6.3	107	6.8	162	6.6	227	7.3
Total	1,343	130.8	1,445	126.8	2,839	130.1	2,744	126.6

MARKET DATA BY REPORTING SEGMENT & STATE, continued
(dollars in thousands)
(unaudited)

	As of June 30, 2018			As of June 30, 2017
	Backlog Units	Backlog Dollar Value	Average Sales Price	Backlog Units	Backlog Dollar Value	Average Sales Price
Backlog:
Maracay	256	$134,138	$524	311	$156,611	$504
Pardee Homes	695	451,860	650	553	369,021	667
Quadrant Homes	138	130,270	944	201	144,204	717
Trendmaker Homes	250	145,046	580	204	105,663	518
TRI Pointe Homes	728	523,907	720	613	428,281	699
Winchester Homes	204	132,875	651	226	135,437	599
Total	2,271	$1,518,096	$668	2,108	$1,339,217	$635

	As of June 30, 2018			As of June 30, 2017
	Backlog Units	Backlog Dollar Value	Average Sales Price	Backlog Units	Backlog Dollar Value	Average Sales Price
Backlog:
California	985	$719,113	$730	918	$660,548	$720
Colorado	160	88,902	556	96	60,686	632
Maryland	132	75,129	569	171	96,443	564
Virginia	72	57,746	802	55	38,994	709
Arizona	256	134,138	524	311	156,611	504
Nevada	278	167,752	603	152	76,068	500
Texas	250	145,046	580	204	105,663	518
Washington	138	130,270	944	201	144,204	717
Total	2,271	$1,518,096	$668	2,108	$1,339,217	$635

MARKET DATA BY REPORTING SEGMENT & STATE, continued
(unaudited)

	June 30,	December 31,
	2018	2017
Lots Owned or Controlled(1):
Maracay	3,056	2,519
Pardee Homes	15,824	15,144
Quadrant Homes	1,832	1,726
Trendmaker Homes	1,924	1,855
TRI Pointe Homes	4,168	3,964
Winchester Homes	2,025	2,104
Total	28,829	27,312

	June 30,	December 31,
	2018	2017
Lots Owned or Controlled(1):
California	16,608	16,292
Colorado	723	742
Maryland	1,345	1,507
Virginia	680	597
Arizona	3,056	2,519
Nevada	2,661	2,074
Texas	1,924	1,855
Washington	1,832	1,726
Total	28,829	27,312

	June 30,	December 31,
	2018	2017
Lots by Ownership Type:
Lots owned	23,561	23,940
Lots controlled(1)	5,268	3,372
Total	28,829	27,312
__________

(1)	As of June 30, 2018 and December 31, 2017, lots controlled included lots that were under land option contracts or purchase contracts.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited)
In this press release, we utilize certain financial measures that are non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they and similar measures are useful to management and investors in evaluating the Company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.
The following tables reconcile homebuilding gross margin percentage, as reported and prepared in accordance with GAAP, to the non-GAAP measure adjusted homebuilding gross margin percentage. We believe this information is meaningful as it isolates the impact that leverage has on homebuilding gross margin and permits investors to make better comparisons with our competitors, who adjust gross margins in a similar fashion.

	Three Months Ended June 30,
	2018	%	2017	%
	(dollars in thousands)
Home sales revenue	$768,795	100.0%	$568,816	100.0%
Cost of home sales	604,096	78.6%	454,241	79.9%
Homebuilding gross margin	164,699	21.4%	114,575	20.1%
Add: interest in cost of home sales	19,569	2.5%	13,145	2.3%
Add: impairments and lot option abandonments	609	0.1%	507	0.1%
Adjusted homebuilding gross margin	$184,877	24.0%	$128,227	22.5%
Homebuilding gross margin percentage	21.4%		20.1%
Adjusted homebuilding gross margin percentage	24.0%		22.5%

	Six Months Ended June 30,
	2018	%	2017	%
	(dollars in thousands)
Home sales revenue	$1,351,367	100.0%	$960,820	100.0%
Cost of home sales	1,054,598	78.0%	772,645	80.4%
Homebuilding gross margin	296,769	22.0%	188,175	19.6%
Add: interest in cost of home sales	33,798	2.5%	22,825	2.4%
Add: impairments and lot option abandonments	857	0.1%	795	0.1%
Adjusted homebuilding gross margin	$331,424	24.5%	$211,795	22.0%
Homebuilding gross margin percentage	22.0%		19.6%
Adjusted homebuilding gross margin percentage	24.5%		22.0%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(unaudited)

The following table reconciles the Company’s ratio of debt-to-capital to the non-GAAP ratio of net debt-to-net capital. We believe that the ratio of net debt-to-net capital is a relevant financial measure for management and investors to understand the leverage employed in our operations and as an indicator of the Company’s ability to obtain financing.

	June 30, 2018	December 31, 2017
Senior notes	$1,453,366	$1,471,302
Total debt	1,453,366	1,471,302
Stockholders’ equity	2,031,702	1,929,722
Total capital	$3,485,068	$3,401,024
Ratio of debt-to-capital(1)	41.7%	43.3%

Total debt	$1,453,366	$1,471,302
Less: Cash and cash equivalents	(239,906)	(282,914)
Net debt	1,213,460	1,188,388
Stockholders’ equity	2,031,702	1,929,722
Net capital	$3,245,162	$3,118,110
Ratio of net debt-to-net capital(2)	37.4%	38.1%
__________

(1)	The ratio of debt-to-capital is computed as the quotient obtained by dividing debt by the sum of debt plus equity.

(2)	The ratio of net debt-to-net capital is computed as the quotient obtained by dividing net debt (which is debt less cash and cash equivalents) by the sum of net debt plus equity.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(unaudited)

The following table calculates the non-GAAP financial measures of EBITDA and Adjusted EBITDA and reconciles those amounts to net income, as reported and prepared in accordance with GAAP.  EBITDA means net income before (a) interest expense, (b) expensing of previously capitalized interest included in costs of home sales, (c) income taxes and (d) depreciation and amortization. Adjusted EBITDA means EBITDA before (e) amortization of stock-based compensation, (f) impairments and lot option abandonments and (h) restructuring charges. Other companies may calculate EBITDA and Adjusted EBITDA (or similarly titled measures) differently. We believe EBITDA and Adjusted EBITDA are useful measures of the Company’s ability to service debt and obtain financing.

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(in thousands)
Net income available to common stockholders	$63,680	$32,714	$106,560	$40,907
Interest expense:
Interest incurred	21,627	19,931	43,147	38,804
Interest capitalized	(21,627)	(19,931)	(43,147)	(38,804)
Amortization of interest in cost of sales	19,664	13,185	33,906	22,872
Provision for income taxes	21,136	19,098	35,796	23,712
Depreciation and amortization	7,092	877	12,579	1,698
EBITDA	111,572	65,874	188,841	89,189
Amortization of stock-based compensation	3,720	3,903	7,190	7,744
Impairments and lot option abandonments	609	507	857	828
Restructuring charges	—	238	—	441
Adjusted EBITDA	$115,901	$70,522	$196,888	$98,202